EXHIBIT 99.1

Contact:	Jim McCarty
Vice President and Chief Financial Officer
540-955-2510
jmccarty@bankofclarke.com

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES THIRD

QUARTER RESULTS AND QUARTERLY DIVIDEND

BERRYVILLE, Va., October 20 — EAGLE FINANCIAL SERVICES, INC. (OTC BULLETIN BOARD: EFSI), the holding company for Bank of Clarke County, Bank of Clarke County Trust Department and Eagle Investment Services, announces financial results for the third quarter of 2004 and a quarterly dividend. The Company’s common stock is listed for trading on the Over-the-Counter (OTC) Bulletin Board under the ticker symbol EFSI.

The Company’s net income for the third quarter of 2004 was $1.5 million, which is an increase of $0.4 million from net income of $1.1 million for the third quarter of 2003. Earnings per share were $0.97 and $0.74 for the third quarter of 2004 and 2003, respectively. The Company’s net income for the first nine months of 2004 was $3.5 million, which is an increase of $0.5 million from net income of $3.0 million for the first nine months of 2003. Earnings per share were $2.30 and $2.02 for the first nine months of 2004 and 2003, respectively, which represents an increase of $0.28 or 14%. Net interest income was $10.9 million for the first nine months of 2004 as compared to $9.6 million during the same period of 2003, which represents an increase of $1.3 million or 13%. Growth is the primary factor in this increase as the Company’s net interest margin decreased slightly from 4.47% to 4.32% for the first nine months of 2003 and 2004, respectively.

Total assets of the Company as of September 30, 2004 were $397.6 million, which represents an increase of $58.1 million or 17% from total assets of $339.5 million as of September 30, 2003. Total loans grew $29.4 million or 11% and total deposits grew $51.8 million or 19% during this period.

A dividend of $0.22 per share will be paid on November 15, 2004 to shareholders on record as of November 1, 2004. This represents an increase of $0.02 or 10% over the November 14, 2003 dividend of $0.20 per share. Also, this results in a total per share dividend of $0.84 for 2004, which represents an increase of $0.09 or 12% over the 2003 total dividend of $0.75 per share.

This press release may contain “forward-looking statements,” as defined by federal securities laws, which may involve significant risks and uncertainties. The statements are based on estimates and assumptions made by the Company in conjunction with other factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements. Consequently, all forward-looking statements made herein are qualified by the cautionary language in the Company’s most recent Form 10-K and other documents filed with the Securities and Exchange Commission.